Exhibit 3.124(a)

ARTICLES OF RESTATEMENT

OF

PIEDMONT CLUB, INC.

Pursuant to Section 55-10-07 of the General Statues of North Carolina, the undersigned corporation hereby submits these Articles of Restatement for the purpose of integrating into one document its original articles of incorporation and all amendments thereto and also for the purpose of amending its articles of incorporation:

1.               The name of the corporation is Piedmont Club, Inc. (the “Corporation”).

2.               Attached hereto as Exhibit A are the Amended and Restated Articles of Incorporation, which contain amendments to the Articles of Incorporation requiring shareholder approval.

3.               The Amended and Restated Articles of Incorporation of the Corporation were adopted by its shareholders on the 9th day of November, 2010, in the manner prescribed by the North Carolina Business Corporation Act.

4.               The Amended and Restated Articles of Incorporation do not provide for any exchange, reclassification, or cancellation of issued shares.

5.               The Amended and Restated Articles of Incorporation shall be effective upon filing with the North Carolina Secretary of State.

Dated the 10th day of November, 2010.

PIEDMONT CLUB, INC.

By:	/s/ Ingrid Keiser
Name: Ingrid Keiser
Title: Secretary

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PIEDMONT CLUB, INC.

The Corporation’s Articles of Incorporation are amended and restated in their entirety as follows:

FIRST.  The name of the Corporation is Piedmont Club, Inc.

SECOND.  The address of the Corporation’s registered office is 327 Hillsborough Street, Raleigh, North Carolina, 27603-1725, Wake County.  The name of its registered agent at such address is Corporation Services Company.  The address of the Corporation’s principal office is 3030 LBJ Freeway, Dallas, TX, 75234, Dallas County.

THIRD.  The Corporation has been formed for the following purposes:

(a)                                  to manage, lease and/or operate one or more sports or business clubs, in the City of Winston-Salem, State of North Carolina, including the sports or business club commonly known as Piedmont Club (the “Business”);

(b)                                 to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Business including, without limitation, the grant of a security interest in or mortgage on such Business;

(c)                                  to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownerships or possession with respect to all of the Corporation’s property;

(d)                                 to engage in any activities necessary to authorize, execute and deliver any agreement, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)                                  to engage in any lawful activities and to exercise such powers permitted to corporations under the North Carolina Business Corporation Act.

FOURTH.  The total number of shares of stock which the Corporation shall have authority to issue is 1,000.  All such shares are to be Common Stock, par value of $1.00 per share, and are to be of one class.

FIFTH.  [Reserved.]

SIXTH.  Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH.

(a)                                  The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

(b)                                 The number of directors of the Corporation shall be as from time to time fixed by the Corporation’s Board of Directors, or in any other manner provided in the By-Laws of the Corporation.

EIGHTH.  In furtherance and not in limitation of the powers conferred by the laws of the State of North Carolina, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to applicable law and the power of the shareholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.

NINTH.   The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

TENTH.  [Reserved.]

ELEVENTH.  A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the North Carolina Business Corporation Act, as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TWELFTH.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of North Carolina at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

THIRTEENTH.  [Reserved.].

FOURTEENTH.  The Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

FIFTEENTH.  Action required to be taken at a meeting of shareholders may be taken without a meeting and without any prior notice by shareholders having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shareholders entitled to vote were present and voted.

SIXTEENTH.  The Corporation may conduct any transaction or transactions by electronic means, and this provision shall constitute the agreement by the Corporation, its shareholders and directors to the conduct of transactions by electronic means.